Exhibit 99.1

NEWS RELEASE

Mid Penn Contact: Matthew Miller
717-257-9015
matthew.miller@midpennbank.com

FOR IMMEDIATE RELEASE

MID PENN BANCORP, INC. ANNOUNCES APPOINTMENT OF ALBERT J. EVANS TO BOARD OF DIRECTORS

HARRISBURG, PA, May 25, 2023 (GLOBE NEWSWIRE) -- Mid Penn Bancorp, Inc. (Mid Penn) (NASDAQ: MPB), headquartered in Harrisburg, Pennsylvania, is pleased to announce the appointment of Albert J. (BJ) Evans to its Board of Directors, effective May 19, 2023.

Mr. Evans previously served as a director of Mid Penn Bank, the wholly-owned subsidiary of Mid Penn. He is President of Fanelli, Evans & Patel, P.C., has been a trial attorney for 30 years, and is licensed to practice law in Pennsylvania and New Jersey. Mr. Evans is a board member of the Pennsylvania Trial Lawyers Association. He is an appointed delegate for the Pennsylvania Bar Association and President of Schuylkill County Bar Association. He has also served on the boards of Riverview Financial and the Union Bank and Trust Company.

Mid Penn Chair, President, and CEO Rory G. Ritrievi stated, “We are delighted to welcome BJ to our Board of Directors. He has deep knowledge and experience in corporate governance, and I am confident that he will make a tremendous impact on our Mid Penn Board.”

Mr. Evans earned a bachelor’s degree from Colby College and a Juris Doctor from Widener University School of Law. He is an engaged member of his community, serving as a eucharistic minister of his church and a board member of the Schuylkill YMCA and Walk-In Art Center.

Regarding his appointment, Mr. Evans said, “I am honored to join the Board of Mid Penn and I look forward to working with the talented management team and the other members of the Board in the continued growth of the company.”

About Mid Penn Bancorp, Inc.

Mid Penn Bancorp Inc. (NASDAQ: MPB), headquartered in Harrisburg, Pennsylvania, is the parent company of Mid Penn Bank, a full-service commercial bank, and MPB Financial Services, LLC, a provider of specialized investment strategies, insurance, and planning services to individuals, families, and businesses. Mid Penn operates retail locations in counties throughout the Commonwealth of Pennsylvania and Central New Jersey, has total assets of approximately $5 billion, and offers a comprehensive portfolio of financial products and services to the communities it serves. To learn more, please visit www.midpennbank.com.